Mail Stop 3561





 February 15, 2007



Mr. George Feldenkreis

Chief Executive Officer

Perry Ellis International, Inc.

3000 N.W. 107 Avenue

Miami, Florida 33172



RE: Perry Ellis International, Inc.

 Form 10-K for Fiscal Year Ended January 31, 2006

 Form 10-Q for Fiscal Quarter Ended April 30, 2006,

 as amended

 Form 10-Q for Fiscal Quarter Ended July 31, 2006

 File No. 0-21764



Dear Mr. Feldenkreis:



 We have completed our review of your Form 10-K and

related filings and have no further comments at this

time.



 Sincerely,







 William H. Thompson

 Branch Chief